Exhibit 99.1

                         Courier Reports Best Year Ever

        Organic Growth, Acquisitions Drive Tenth Straight Year of Income
                               and Dividend Growth

    NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--Nov. 9, 2006--Courier Corporation (Nasdaq:CRRC), one of America's leading book manufacturers and specialty publishers, today announced record results for the fiscal year ended September 30, 2006, including double-digit growth in sales, net income and income per share.

    Courier's revenues for 2006, a 53 week fiscal year, were $269 million, up 19% from $227 million in fiscal 2005. Net income was $28.4 million, which included $3.8 million resulting from the reversal of tax accruals discussed below. Without the effect of this tax accrual reversal, net income was $24.6 million, up 18% over fiscal 2005. Net income per diluted share was $2.25, which included $.30 per share from the reversal of the tax accruals. Prior to the effect of the tax adjustment, net income per diluted share was $1.95, an increase of 17% from $1.67 in 2005.

    The reversal of the company's tax accrual resulted from a state tax audit report received during the fourth quarter and the expiration of certain statutory limitations. As a result, the company's 2006 effective tax rate for the fourth quarter and full year reflects a reduction in its income tax expense by $3.8 million, or $.30 per share.

    Courier's fourth-quarter revenue was $83.4 million, up 31% from $63.5 million in last year's fourth quarter. Net income for the quarter was $13.4 million or $1.07 per diluted share, including the effects of the tax accrual reversal discussed above. Without the effects of the tax accrual reversal, net income was $9.6 million or $.76 per diluted share, an increase of 25% from $7.7 million or $.61 per diluted share in fiscal 2005's fourth quarter.

    Courier's 2006 fiscal year had 53 weeks, including 14 weeks in the fourth quarter, which contributed to its performance gains relative to fiscal 2005, a 52-week year. The pro rata effect of the extra week in the fourth quarter added approximately 8% to fourth-quarter increases in sales and net income, and 2% to corresponding full-year increases. Acquisitions made during the year also contributed positively to financial results, adding $12 million to fourth-quarter sales and $24 million over the full year, with a net income contribution of $.05 in the fourth quarter and $.06 for the full year.

    Simultaneously with the release of the company's operating results, Courier's Board of Directors announced a --50% increase in its quarterly common stock dividend. This marked the tenth consecutive year of double-digit increases in Courier's dividend. Including this increase, Courier's dividend has grown at a compound annual rate of 20% since 1996.

    "This was an extraordinary year for Courier," said Chairman and Chief Executive Officer James F. Conway III. "Both segments of our business performed better than ever before, with healthy organic growth across all our markets. On top of this achievement, we had a major acquisition in our book manufacturing business in the first half of the year, and an even larger one in the second half in our publishing segment. Both businesses -- Moore Langen and Creative Homeowner -- not only enhanced our capabilities and customer base, but delivered positive financial results within the year.

    "Once again we took advantage of a strong education market. In book manufacturing, our Moore Langen acquisition brought us greatly increased capacity and capabilities in book cover production; between Moore Langen and additional equipment investments made over the course of the year, we were able to compete across the full spectrum of the four-color textbook market for the first time. The result was a 20% sales gain at the elementary and high school level and an excellent foundation for further share gains in this still-expanding market. In publishing, sales for Research & Education Association (REA), our test-preparation publisher, also grew by 20%.

    "The other major contributor to our success was the realization of renewed growth at Dover Publications, our largest publishing business. We have long enjoyed a reputation for outstanding customer service in book manufacturing; now, following a year of hard work in product development, merchandising and distribution, we are earning a similar reputation among the trade retailers we serve in publishing. Helped by these initiatives, Dover trade sales were up 17% for the year, and pretax profits were up 55%.

    "Finally, our April acquisition of Creative Homeowner brought us a superb organization and an excellent position in the home and garden market, an attractive publishing market that's new for Courier. It also raises intriguing possibilities for increased collaboration both among our various publishing businesses and between publishing and book manufacturing. In adding balance and diversity to our publishing portfolio, Creative Homeowner also rounded out a year of growth and accomplishment throughout Courier, leaving us well positioned -- both operationally and financially -- for the further growth we anticipate."

    Book manufacturing sales increase in all three major markets

    Courier's book manufacturing segment had fourth-quarter sales of $64.8 million, up 18% from last year's fourth quarter. Pretax earnings for the segment rose 10% in the fourth quarter to $12.4 million or $.64 per diluted share versus $11.2 million or $.59 per diluted share in 2005. For the full year, book manufacturing sales were $220.1 million, up 14% from $193.6 million in fiscal 2005. Pretax earnings for the year were $33.6 million or $1.73 per diluted share, an increase of 8% from last year's $31.1 million or $1.62 per diluted share. Gross profit as a percentage of the year's sales was 28.7%, down slightly from 29.5% in 2005, reflecting $1.8 million in utility cost increases as well as a competitive environment. Actual gross profit for the year was up 11% to $63.2 million on the increased sales volume. Segment results include performance from Moore Langen since its acquisition on October 17, 2005.

    The book manufacturing segment focuses on three publishing markets: education, religious, and specialty trade. Sales to the education market rose 15% in the fourth quarter and 18% for the full year, helped by the addition of Moore Langen; apart from Moore Langen, education sales were up 8% in the quarter and 11% for the year. Sales were up at all levels of the market, with particular strength in four-color textbooks for elementary and high schools. In the religious market, sales were up 7% in the fourth quarter and up 2% for the year as a whole. Sales to the specialty trade market were up 10% in the fourth quarter and up 9% for the full year.

    "With our acquisition of Moore Langen, and our second ManRoland four-color press up and running early in this fiscal year, we were well positioned to increase our share of the four-color textbook market," said Mr. Conway. "Our subsequent installation of McCain sewing equipment, which produces the extra-strong bindings used in elementary and high school student editions, equipped us to take advantage of our increased capacity by competing for this large additional portion of the market. Our publishing customers responded as we had hoped, with increased orders and the prospect of more in the future. Our third new ManRoland press is scheduled to be installed during December 2006, further enhancing our ability to help our customers succeed in this growing market."

    Specialty publishing businesses report double-digit growth

    Courier's specialty publishing segment reported fourth-quarter sales of $21.1 million, more than double last year's fourth-quarter sales of $10.3 million, with $7.5 million of the increase attributable to Creative Homeowner. The segment's pretax income was $2.9 million or $.14 per diluted share for the quarter, compared to $1.3 million or $.06 per diluted share for the same quarter last year, with more than 90% of the growth resulting from improved performance at Dover Publications. For the full year, specialty publishing sales were $57.5 million, up 43% from $40.3 million in fiscal 2005. Full-year pretax income for the segment was $6.1 million, up 58% from $3.9 million a year earlier. Segment results include performance from Creative Homeowner since its acquisition on April 28, 2006.

    The segment includes three businesses: Dover Publications, a niche publisher with thousands of titles in dozens of specialty trade markets; Research & Education Association (REA), a publisher of test preparation books and study guides; and (since April) Creative Homeowner, a publisher and distributor of books on home design, decorating, landscaping and gardening, as well as complete home plans and blueprints. Dover sales were up 33% to $11.5 million in the fourth quarter; for the full year, they were up 12% to $39.0 million, with trade sales increasing by 17% and international sales up 16%. REA sales rose 24% in the fourth quarter and 20% for the year. The gains at both Dover and REA reflected the success of new marketing and merchandising programs and the completion of information technology and distribution upgrades which enhanced customer service and accelerated deliveries.

    The segment's gross profit as a percentage of sales was 42.8% in the fourth quarter and 44.3% for the full year, down from 45.9% in fiscal 2005 as a result of costs associated with the acquisition of Creative Homeowner. Actual gross profit was up 98% in the fourth quarter to $9.0 million and 38% for the year, reflecting the rebound in Dover sales and the contribution from Creative Homeowner.

    "Our publishing segment performed superbly this year," said Mr. Conway. "We overcame the difficulties of last year's infrastructure upgrades while enjoying increasing success with our new merchandising programs, which have rewarded book retailers by enabling dramatic improvements in sales per square foot. At the same time, we broadened our publishing portfolio, added a product line of exceptional consumer appeal and gained significant new channel expertise with our April acquisition of Creative Homeowner. In less than two full quarters, Creative Homeowner has met our performance targets while injecting new excitement into our publishing operations and creating new avenues for future collaboration with our other publishing businesses. It's another important step in Courier's continuing evolution into a complete, vertically integrated book company."

    Outlook for fiscal 2007

    "Our book manufacturing business continues to ride a long-term wave of growth in the education market," said Mr. Conway. "We look forward to further growth in fiscal 2007, with additional gains in volume and share as we compete across the full spectrum of the textbook market. In the religious market, we are now preparing to install next-generation printing and binding technology in anticipation of continued volume increases with our largest customer. And in specialty trade, we expect to continue to use our flexible capacity to our advantage in a variety of quick-response situations. We are also confident that Moore Langen, which performed well for us in fiscal 2006, will do even better in 2007, bringing new customers as well as new capabilities to Courier.

    "In specialty publishing, having witnessed a powerful resurgence in sales at Dover, we expect to build on this performance in 2007, as our merchandising programs take hold at additional retailers both in the United States and internationally. We also expect REA to extend its gains into the new year as it continues to focus on high-value segments of the high-stakes testing market. Perhaps the biggest change from 2006 will be the inclusion of Creative Homeowner as an integral part of our publishing segment for the entire year. We expect to reap increasing benefits from that integration through 2007 and beyond, along with the growth we expect from Creative Homeowner's continued development of its outstanding book and home-plan product lines.

    "Throughout Courier, we will continue on our path of service leadership while maximizing operating efficiency through the best of current technology and training. We will continue to invest to give our customers the best service in the industry and enhance our own growth.

    "The results of these efforts point to another excellent year. For fiscal 2007 overall, we expect to achieve sales growth of 13% to 16%, resulting in total sales of between $304 and $311 million, which would be a new record high for Courier. We expect earnings per share to grow as well, reaching $2.20 to $2.30 for fiscal 2007. This represents an increase of between 13% and 18% from this year's earnings of $1.95 per diluted share, excluding the effect of the 2006 tax accrual reversal described earlier.

    "In addition to measuring our performance by generally accepted accounting principles, we also track several non-GAAP measures including EBITDA (earnings before interest, taxes, depreciation and amortization) as an additional indicator of the company's operating cash flow performance. This measure should be considered in addition to, not a substitute for or superior to measures of financial performance prepared in accordance with GAAP. In fiscal 2006, Courier's EBITDA was $53.2 million, up 21% from 2005. In fiscal 2007 we expect comparable or even faster growth, to between $65 million and $67 million. This would represent an increase of 23% to 26% -- and needless to say, a new record for Courier."

    About Courier Corporation

    Courier Corporation publishes, prints and sells books.
Headquartered in North Chelmsford, Massachusetts, Courier has two business segments, full-service book manufacturing and specialty publishing. For more information, visit www.courier.com.

    This news release includes forward-looking statements. Statements that describe future expectations, plans or strategies are considered "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words "believe," "expect," "anticipate," "intend," "estimate" and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers' demand for the company's products, including seasonal changes in customer orders, changes in raw material and energy costs and availability, pricing actions by competitors, consolidation among customers and competitors, success in the integration of acquired businesses, changes in operating expenses, changes in technology, difficulties in the start up of new equipment or information technology systems, changes in copyright laws, changes in tax regulations, changes in the company's effective income tax rate, and general changes in economic conditions, including currency fluctuations and changes in interest rates. Although the company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.



                         COURIER CORPORATION
            CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
               (In thousands, except per share amounts)

                                  QUARTER ENDED        YEAR ENDED
                               ------------------- -------------------
                               September September September September
                                  30,       24,       30,       24,
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

 Net sales                      $83,416   $63,517  $269,051  $227,039
 Cost of sales                   53,420    40,800   180,535   151,853
                               --------- --------- --------- ---------

   Gross profit                  29,996    22,717    88,516    75,186

 Selling and administrative
  expenses                       14,781    10,966    50,144    42,823
 Interest expense (income), net     262      (206)      182      (388)
                               --------- --------- --------- ---------

     Income before taxes         14,953    11,957    38,190    32,751

 Provision for income taxes       1,509     4,265     9,810    11,883
                               --------- --------- --------- ---------

     Net income                 $13,444    $7,692   $28,380   $20,868
                               ========= ========= ========= =========

 Net income per diluted share     $1.07     $0.61     $2.25     $1.67
                               ========= ========= ========= =========

 Cash dividends declared per
  share                           $0.12     $0.10     $0.48    $0.333
                               ========= ========= ========= =========

 Wtd. average diluted shares
  outstanding                    12,610    12,518    12,599    12,481

 SEGMENT INFORMATION:

 Net sales:
 ------------------------------
 Book Manufacturing             $64,750   $54,836  $220,115  $193,623
 Specialty Publishing            21,123    10,311    57,549    40,254
 Intersegment sales              (2,457)   (1,630)   (8,613)   (6,838)
                               --------- --------- --------- ---------
     Total                      $83,416   $63,517  $269,051  $227,039

 Income before taxes:
 ------------------------------
 Book Manufacturing             $12,374   $11,242   $33,606   $31,115
 Specialty Publishing             2,853     1,280     6,122     3,883
 Stock based compensation          (376)     (447)   (1,431)   (1,835)
 Intersegment profit                102      (118)     (107)     (412)
                               --------- --------- --------- ---------
     Total                      $14,953   $11,957   $38,190   $32,751

 Net income per diluted share:
 ------------------------------
 Book Manufacturing               $0.64     $0.59     $1.73     $1.62
 Specialty Publishing              0.14      0.06      0.31      0.19
 Stock based compensation         (0.02)    (0.03)    (0.09)    (0.12)
 Intersegment profit                  -     (0.01)        -     (0.02)
 Reversal of tax reserves          0.30         -      0.30         -
                               --------- --------- --------- ---------
     Total                        $1.07     $0.61     $2.25     $1.67


Fiscal 2006 was comprised of 53 weeks; the additional week was included in the fourth quarter.





                         COURIER CORPORATION
          CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
                        (Dollars in thousands)


                                          September 30, September 24,
ASSETS                                        2006          2005
----------------------------------------- ------------- --------------

Current assets:
  Cash and cash equivalents                     $1,483        $34,038
  Accounts receivable                           46,195         34,207
  Inventories                                   29,565         25,451
  Deferred income taxes                          3,703          2,945
  Other current assets                           1,110            962
                                          ------------- --------------
    Total current assets                        82,056         97,603

Property, plant and equipment, net              85,248         59,115
Goodwill and other intangibles                  69,000         33,255
Prepublication costs                             9,327          5,399
Other assets                                     1,632          1,593
                                          ------------- --------------

    Total assets                              $247,263       $196,965
                                          ============= ==============


LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------

Current liabilities:
  Current maturities of long-term debt             $88            $85
  Accounts payable                              15,778         10,534
  Accrued taxes                                  3,362          5,770
  Other current liabilities                     16,537         14,273
                                          ------------- --------------
    Total current liabilities                   35,765         30,662

Long-term debt                                  17,222            425
Deferred income taxes                            8,913          6,398
Other liabilities                                3,037          3,020
                                          ------------- --------------

    Total liabilities                           64,937         40,505
                                          ------------- --------------

    Total stockholders' equity                 182,326        156,460
                                          ------------- --------------

    Total liabilities and stockholders'
     equity                                   $247,263       $196,965
                                          ============= ==============





                         COURIER CORPORATION
     CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
                        (Dollars in thousands)


                                               For the Years Ended
                                           ---------------------------
                                           September 30, September 24,
                                               2006          2005
                                           ------------- -------------

Operating Activities:
  Net income                                    $28,380       $20,868
  Adjustments to reconcile net income to
   cash provided from operating activities:
    Depreciation and amortization                14,804        11,660
    Stock based compensation                      1,431         1,835
    Deferred income taxes                         1,093          (916)
    Changes in working capital                   (6,251)          518
    Other, net                                     (233)         (115)
                                           ------------- -------------

Cash provided from operating activities          39,224        33,850
                                           ------------- -------------

Investment Activities:
   Capital expenditures                         (29,429)      (19,683)
   Business acquisition, net of cash
    acquired                                    (51,164)            -
   Prepublication costs                          (4,253)       (2,867)
                                           ------------- -------------

Cash used for investment activities             (84,846)      (22,550)
                                           ------------- -------------

Financing Activities:
   Long-term borrowings, net                     16,800           (83)
   Cash dividends                                (5,927)       (4,066)
   Proceeds from stock plans                      1,691         1,772
   Excess tax benefits from stock based
    compensation                                    503         1,150
                                           ------------- -------------

Cash provided from (used for) financing
 activities                                      13,067        (1,227)
                                           ------------- -------------

(Decrease) increase in cash and cash
 equivalents                                    (32,555)       10,073

Cash and cash equivalents at the beginning
 of the period                                   34,038        23,965
                                           ------------- -------------

Cash and cash equivalents at the end of the
 period                                          $1,483       $34,038
                                           ============= =============

Non-GAAP measures - EBITDA:
   Net income                                   $28,380       $20,868
   Provision for income taxes                     9,810        11,883
   Interest expense (income), net                   182          (388)
   Depreciation and amortization                 14,804        11,660
                                           ------------- -------------
EBITDA                                          $53,176       $44,023
                                           ============= =============

    CONTACT: Courier Corporation
             James F. Conway III, 978-251-6000
             Chairman, President and Chief Executive Officer or
             Robert P. Story, Jr., 978-251-6000
             Senior Vice President and Chief Financial Officer www.courier.com